Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "LF CAPITAL ACQUISITION CORP. II", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF FEBRUARY, A.D. 2023, AT 6:21 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5179623 8100
SR# 20230579387

Authentication: 202741097
Date: 02-17-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:21 PM 02/17/2023
FILED 06:21 PM 02/17/2023
SR 20230579387 - File Number 5179623

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LF CAPITAL ACQUISITION CORP. II

Pursuant to Section 242 of the Delaware General Corporation Law

LF CAPITAL ACQUISITION CORP. II, a corporation organized and existing under the laws of the State of Delaware (the "***Corporation***"), does hereby certify as follows:

1. The name of the LF Capital Acquisition Corp. II. The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 19, 2021 (as amended on March 15, 2021, June 21, 2021 and October 26, 2021) (the "***Original Certificate***"). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 19, 2021 (the "***Amended and Restated Certificate of Incorporation***").

2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the outstanding shares of common stock entitled to vote at a special meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "***DGCL***").

4. Section 9.1(b) of the Amended and Restated Certificate of the Incorporation is amended by deleting the following words:

> "(or up to 21 months from the closing date of the Offering, provided that, on or prior to the date of the applicable deadline, LF Capital Acquisition Corp. II (or its designees) must deposit into the Trust Account funds equal to $0.033 per public share (including such shares issued due to the exercise of the underwriters' over-allotment option, if exercised)",

and replacing them with the words:

> "(or up to 21 months from the closing date of the Offering, provided that, on or prior to the date of the applicable deadline, LF Capital Acquisition Corp. II (or its designees) must deposit into the Trust Account funds equal to $0.04 per public share (including such shares issued due to the exercise of the underwriters' over-allotment option, if exercised)".

* * *

IN WITNESS WHEREOF, LF Capital Acquisition Corp. II has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 17th day of February 2023.

LF CAPITAL ACQUISITION CORP. II

By: DocuSigned by: Scott Reed 36167B6A193C40E...
Name: Scott Reed
Title: President, Chief Executive Officer